UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2018

Federal Home Loan Bank of Des Moines
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51999	42-6000149
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Locust Street Des Moines, IA		50309
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	515-412-2100

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if they registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

W. Douglas Hile has served since January 1, 2015 as a Minnesota member director on the Federal Home Loan Bank of Des Moines (Bank) board of directors (Board), and has been eligible to serve in such capacity by virtue of his role as CEO of KleinBank, a Bank member institution located in Chaska, Minnesota. As of November 1, 2018, KleinBank’s charter was dissolved as a result of the acquisition of Klein Financial, Inc. and its subsidiaries by Old National Bancorp, and the merger of KleinBank into Old National Bank. Mr. Hile will no longer serve as an officer or director of a Minnesota chartered financial institution as a result of the merger, and is thus ineligible to continue to serve as a Minnesota member director on the Bank’s Board. Mr. Hile submitted his resignation from the Board effective November 1, 2018.
Prior to his resignation, Mr. Hile was serving as chair of the audit committee of the Board. For the remainder of 2018, current Bank Board directors James G. Livingston and John A. Klebba have been appointed as interim audit committee chair and vice chair, respectively.
By order of the Federal Housing Finance Agency dated June 6, 2018, the member director seat vacated as a result of Mr. Hile’s resignation was to be eliminated effective January 1, 2019. Therefore, the Bank does not intend to fill the seat for the remainder of 2018.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Des Moines

November 2, 2018	By:	/s/ Michael L. Wilson

Name: Michael L. Wilson
Title: President and Chief Executive Officer